EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

CARVANA CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share(2)	457(r)	—	$—	$1,000,000,000	.00011020	$110,200

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					1,000,000,000		$110,200

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$110,200

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on April 20, 2022 (File No. 333-264391).

(2)

Each share of Class A Common Stock is associated with a preferred share purchase right under the Section 382 Rights Agreement, dated as of January 16, 2023, between the Registrant and American Stock Transfer & Trust Company, LLC, as rights agent (the “Tax Asset Preservation Plan”). Such rights are not exercisable and do not trade separately from the Class A Common Stock until the occurrence of certain events specified in the Tax Asset Preservation Plan.